EXHIBIT 99.1

Nexeon Medsystems “OTCQB: NXNN” Acquires Belgian Manufacturer

Press Release

Additional capacity will support Company’s current
commercial product manufacturing needs

Liege, Belgium —Nexeon MedSystems (“Nexeon” or “the Company”; OTCQB: NXNN) announced today that it has exercised its option to acquire Nexeon Medsystems Belgium, SPRL (“NMB”).  This Belgian-based company has been operating since 2013 developing neurostimulation products. NMB recently acquired Medi-Line, a medical device manufacturer in the same area of Belgium as NMB with financing support provided by Leonite Capital and CBC Bank.  Medi-Line has expertise in active and non-active implants, and it has been profitable for its complete 25-year corporate history.

“We have focused our careers on building a company with a reputation for consistent and high quality delivery, a community-based team of talented employees, and well-executed long-term international contracts,” said Medi-Line founder and current owner Henri DeCloux.  “We’ve been working with Nexeon and other neurostimulation companies on various components of their devices for a number of years now.”

Medi-Line currently serves 34 medical device customers in 16 countries including multi-year contracts with Fortune 500 companies. The Belgian manufacturer owns state-of-the-art facilities, which features two validated clean rooms (one assembly cleanroom Class ISO 7 or C and one extrusion/injection molding cleanroom Class ISO 8 or D) and 600m2 of production space.

“Upon closing, we have no intentions of changing the business,” said Nexeon Chairman and CEO Will Rosellini. “But rather, our focus will be on utilizing Mediline’s expertise to expedite our neurostimulation product launches.  This is the fourth investment we have made in Belgium, and we have full intentions to continue to operate and grow in Belgium in what is considered a hotbed of innovation in neurostimulation.”

Most recently, NMB and Mediline have received a subsidy from the Region Walloone and BioWin which continues a long history of Rosellini’s investment in the Walloone Region. The Company’s CEO explained that the additional capacity and expertise provided by Medi-Line will de-risk our first product launch and dramatically shorten the time to market for a second.

The Company is in final stages of product development prior to European regulatory approval submission for its deep brain neurostimulation system for the treatment of symptoms associated with Parkinson’s disease. The Company has previously identified a 2018 European commercial launch of this product with a US PMA trial enrolling in parallel.